Exhibit 99.1

OUR CASH DISTRIBUTION POLICY

Distributions of Available Cash

General

Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash to unitholders of record on the applicable record date. After payment of series A quarterly distributions (as defined below) and series C quarterly distributions (as defined below), any series A arrearage (as defined below) or series C arrearage (as defined below) and any interest thereon (“series A interest” and “series C interest,” respectively), the common units will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $0.4125 per unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made in respect of incentive distribution rights. Each distribution payable in respect of the series A preferred units will be a number of series A PIK preferred units but may, at the discretion of our general partner, be paid in cash or in a combination of series A PIK preferred units and cash, as further described in our partnership agreement. Until the series C coupon conversion quarter, each distribution payable in respect of the series C preferred units will be a number of series C PIK preferred units but may, at the discretion of our general partner, be paid in cash or in a combination of series C PIK preferred units and cash, as further described in our partnership agreement.

Definition of Available Cash

Available cash generally means, for any quarter, all cash and cash equivalents on hand at the end of that quarter:

• less the amount of cash reserves established by our general partner at the date of determination of available cash for that quarter to:

o    provide for the proper conduct of our business (including reserves for our future capital expenditures, anticipated future credit needs and refunds of collected rates reasonably likely to be refunded as a result of a settlement or hearing related to FERC rate proceedings or rate proceedings under applicable law subsequent to that quarter);

o comply with applicable law, any of our debt instruments or other agreements; or

o    provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for common units unless it determines that the establishment of reserves will not prevent us from distributing the minimum quarterly distribution on all common units and any cumulative arrearages on such common units for the current quarter and the next four quarters);

Exhibit 99.1

•    plus, if our general partner so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

The purpose and effect of the last bullet point above is to allow our general partner, if it so decides, to use cash from working capital borrowings made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to unitholders. Under our partnership agreement, working capital borrowings are generally borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to partners, and with the intent of the borrower to repay such borrowings within 12 months with funds other than from additional working capital borrowings. The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures (as described below) and thus reduce operating surplus when repayments are made. However, if working capital borrowings, which increase operating surplus, are not repaid during the 12-month period following the borrowing, they will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowings are in fact repaid, they will not be treated as a further reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

Minimum Quarterly Distribution

The minimum quarterly distribution, as defined in our partnership agreement, is $0.4125 per common unit per quarter, or $1.65 on an annualized basis. Our most recent quarterly distribution was paid on May 13, 2016 in respect of the quarter ended March 31, 2016, and was equal to $0.4125 per common unit, or $1.65 per common unit on an annualized basis after payment of the series A quarterly distribution, any series A arrearage, and any series A interest, the establishment of cash reserves and the payment of costs and expenses, including reimbursements of expenses to our general partner. However, there is no guarantee that we will pay the minimum quarterly distribution on our units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

Operating Surplus and Capital Surplus

General
All cash distributed to unitholders is characterized as either being paid from “operating surplus” or “capital surplus.” We treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

Operating Surplus

We define operating surplus as:

• $11.5 million (as described below); plus

Exhibit 99.1

• all of our cash receipts since the closing of our initial public offering, excluding cash from interim capital transactions (as defined below); plus

• working capital borrowings made after the end of a quarter but on or before the date of determination of operating surplus for that quarter; plus

•    cash distributions paid on equity issued to finance all or a portion of the construction, acquisition, development or improvement of a capital improvement or replacement of a capital asset (such as equipment or facilities) in respect of the period beginning on the date that we enter into a binding obligation to commence the construction, acquisition, development or improvement of a capital improvement or replacement of a capital asset and ending on the earlier to occur of the date the capital improvement or capital asset commences commercial service and the date that it is abandoned or disposed of; plus

•    cash distributions paid on equity issued to pay the construction-period interest on debt incurred, or to pay construction-period distributions on equity issued, to finance the capital improvements or capital assets referred to above; less

• all of our operating expenditures (as defined below) since the closing of our initial public offering; less

• the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

• all working capital borrowings not repaid within 12 months after having been incurred, or repaid within such 12-month period with the proceeds of additional working capital borrowings.

As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by operations. For example, it includes a provision that will enable us, if we choose, to distribute as operating surplus up to $11.5 million of cash we receive from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus.

We define interim capital transactions as (i) borrowings, refinancings or refundings of indebtedness (other than working capital borrowings and items purchased on open account or for a deferred purchase price in the ordinary course of business) and sales of debt securities, (ii) sales of equity securities, (iii) sales or other dispositions of assets, other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and sales or other dispositions of assets as part of normal asset retirements or replacements, (iv) the termination of commodity hedge contracts or interest rate hedge contracts prior to the termination date specified therein (provided that cash receipts from any such termination will be included in operating surplus in equal quarterly installments over

Exhibit 99.1

the remaining scheduled life of the contract), (v) capital contributions received and (vi) corporate reorganizations or restructurings.

We define operating expenditures as all of our cash expenditures, including, but not limited to, taxes, reimbursements of expenses of our general partner and its affiliates, interest payments, payments made in the ordinary course of business under interest rate hedge contracts and commodity hedge contracts (provided that payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its stipulated settlement or termination date will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract), estimated maintenance capital expenditures (as discussed in further detail below), director and officer compensation, repayment of working capital borrowings and non-pro rata repurchases of our units; provided, however, that operating expenditures will not include:

• repayments of working capital borrowings where such borrowings have previously been deemed to have been repaid (as described above);

• payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than working capital borrowings;

• expansion capital expenditures;

• actual maintenance capital expenditures;

• investment capital expenditures;

• payment of transaction expenses (including, but not limited to, taxes) relating to interim capital transactions;

• distributions to our partners;

• non-pro rata purchases of any class of our units made with the proceeds of an interim capital transaction; or

• any other payments made in connection with our initial public offering that are described in “Use of Proceeds."

Capital Surplus

Exhibit 99.1

Capital surplus is defined in our partnership agreement as any distribution of available cash in excess of our cumulative operating surplus. Accordingly, except as described above, capital surplus would generally be generated by:

• borrowings other than working capital borrowings;

• sales of our equity and debt securities; and

•    sales or other dispositions of assets, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of ordinary course retirement or replacement of assets.

Characterization of Cash Distributions

Our partnership agreement requires that we treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the closing of our initial public offering equals the operating surplus from the closing of our initial public offering through the end of the quarter immediately preceding that distribution. Our partnership agreement requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Capital Expenditures

Maintenance capital expenditures are cash expenditures (including expenditures for the addition or improvement to, or the replacement of, our capital assets, for the acquisition of existing, or the construction or development of new, capital assets or for any integrity management program) made to maintain our long-term operating income or operating capacity. We expect that a primary component of maintenance capital expenditures will include expenditures for routine equipment and pipeline maintenance or replacement due to obsolescence. Maintenance capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued (including incremental distributions on incentive distribution rights) to finance all or any portion of the construction or development of a replacement asset that is paid in respect of the period that begins when we enter into a binding obligation to commence constructing or developing a replacement asset and ending on the earlier to occur of the date that any such replacement asset commences commercial service and the date that it is abandoned or disposed of.

Because our maintenance capital expenditures can be irregular, the amount of our actual maintenance capital expenditures may differ substantially from period to period, which could cause similar fluctuations in the amounts of operating surplus, adjusted operating surplus and cash available for distribution to our unitholders if we subtracted actual maintenance capital expenditures from operating surplus.

Our partnership agreement requires that an estimate of the average quarterly maintenance capital expenditures be subtracted from operating surplus each quarter as opposed to the actual amounts spent. The amount of estimated maintenance capital expenditures deducted from operating surplus for those periods will be determined by the board of directors of our general partner at least once a year, subject to the concurrence of the Conflicts Committee. The estimate will be made annually and whenever an event occurs that is likely to result in a material adjustment to the

Exhibit 99.1

amount of our maintenance capital expenditures on a long-term basis. For purposes of calculating operating surplus, any adjustment to this estimate will be prospective only.

The use of estimated maintenance capital expenditures in calculating operating surplus will have the following effects:

•    it will reduce the risk that maintenance capital expenditures in any one quarter will be large enough to render operating surplus less than the minimum quarterly distribution to be paid on all the common units for the quarter and subsequent quarters;

• it will increase our ability to distribute as operating surplus any cash we receive from non-operating sources; and

• it will be more difficult for us to raise our distribution above the minimum quarterly distribution and pay incentive distributions on the incentive distribution rights held by our general partner.

Estimated maintenance capital expenditures reduce operating surplus, but expansion capital expenditures, investment capital expenditures and actual maintenance capital expenditures do not.

Expansion capital expenditures are cash expenditures incurred for acquisitions or capital improvements that we expect will increase our operating income or operating capacity over the long term. Expansion capital expenditures include interest payments (and related fees) on debt incurred and distributions on equity issued to finance the construction, acquisition or development of an improvement to our capital assets and paid in respect of the period beginning on the date that we enter into a binding obligation to commence construction, acquisition or development of the capital improvement and ending on the earlier to occur of the date that such capital improvement commences commercial service and the date that such capital improvement is abandoned or disposed of. Examples of expansion capital expenditures include the acquisition of equipment, or the construction, development or acquisition of additional pipeline or treating capacity or new compression capacity.

Capital expenditures that are made in part for expansion capital purposes and in part for other purposes will be allocated between expansion capital expenditures and expenditures for other purposes by our general partner (with the concurrence of the Conflicts Committee).

Investment capital expenditures are those capital expenditures that are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes or development of facilities that are in excess of the maintenance of our existing operating capacity or operating income, but that are not expected to expand, for more than the short term, our operating capacity or operating income.

Exhibit 99.1

Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net drawdowns of reserves of cash established in prior periods. Adjusted operating surplus for a period consists of:

•    operating surplus generated with respect to that period (excluding any amounts attributable to the item described in the first bullet point under the caption “-Operating Surplus and Capital Surplus-Operating Surplus” above); less

• any net increase in working capital borrowings with respect to that period; less

• any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

• any net decrease in working capital borrowings with respect to that period; plus

•    any net decrease made in subsequent periods to cash reserves for operating expenditures initially established with respect to that period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods; plus

• any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

Removal of General Partner

If the unitholders remove our general partner other than for cause and no units held by our general partner and its affiliates are voted in favor of such removal:

• any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

• our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests.

Series A Preferred Units

Distributions

We have outstanding series A preferred units, which include both series A-1 and series A-2 units. The series A-1 units were issued in April of 2013, while the series A-2 units were issued in March of 2015. We refer to the series A-1

Exhibit 99.1

units and series A-2 units collectively as the series A preferred units. Series A preferred units have the right to receive cumulative distributions, in the same priority as distributions to the series C preferred units (as described below), and prior to any other distributions made in respect of any other partnership interests (the “series A quarterly distribution”) in the amounts described herein. The series A quarterly distribution on each outstanding series A preferred unit is paid as a number of series A PIK preferred units (as defined below) equal to (1) the series A PIK payment amount (as defined below) through the quarter ended March 31, 2014, and (2) following March 31, 2014 and through the quarter ended March 31, 2016, the series A second PIK payment amount (as defined below). In our general partner’s discretion, the series A quarterly distribution may instead be paid as an amount in cash equal to the series A distribution rate (as defined below) or in a combination of cash and series A PIK preferred units equal in value to the series A distribution rate. If all or any portion of a series A quarterly distribution is to be paid in cash, then the aggregate amount of such cash to be distributed in respect of the series A preferred units outstanding will be paid out of available cash in the same priority as any cash distributions made to series C preferred unitholders, which will be made prior to any distributions to our general partner or common unitholders. To the extent that any portion of a series A quarterly distribution and any series C quarterly distribution with respect to any quarter paid in cash exceeds the amount of available cash for such quarter, an amount of cash equal to the available cash for such quarter will be paid to the series A preferred unitholders and to the series C preferred unitholders, pro rata, and the balance of such series A quarterly distribution will be unpaid and will become an arrearage (the “series A arrearage”) and accrue interest until paid in a future quarter.

“Series A PIK preferred units” are the additional series A preferred units issued in kind as a distribution to holders of series A preferred units.

“Series A PIK payment amount” is the number of series A PIK preferred units equal to (i) the greater of (x) $0.25 and (y) the series A distribution amount less $0.25 divided by (ii) the series A adjusted issue price.
“Series A second PIK payment amount” is a number of series A PIK preferred units equal to (i) the greater of (x) $0.50 and (y) the series A distribution amount divided by (ii) the series A adjusted issue price.

“Series A adjusted issue price” is an amount equal to (i) the series A issue price, divided by (ii) the series A conversion rate, which is currently approximately 1:1.1.

“Series A distribution amount” with respect to any particular quarter is the cash distribution amount for such quarter that each series A preferred unit would have received on an as-converted basis if it had been converted immediately prior to the beginning of the quarter in respect of which such distributions are being paid into the number of common units into which such series A preferred unit is convertible pursuant to Section 5.12(b)(viii) of our partnership agreement.

“Series A distribution rate” is an amount per quarter per series A preferred unit payable in arrears equal to the greater of (i) 0.023571428 multiplied by the series A adjusted issue price and (ii) the series A distribution amount.

Series B Units

In connection with the closing of the Sale and Purchase Agreement by and among Penn Virginia Oil & Gas, L.P., Ted Collins, Jr. and Plein Sud Holdings, LLC, as sellers, and American Midstream Lavaca, LLC, as buyer, dated as of December 13, 2013, we issued series B units in a private placement. All of the series B units converted into common units on a one-for-one basis on February 1, 2016.

Exhibit 99.1

Series C Preferred Units

Distributions

We have outstanding shares of series C preferred units. The series C preferred units were issued on April 25, 2016. Series C preferred units have the right to receive cumulative distributions in the same priority as distributions to the series A preferred units and prior to any other distributions made in respect of any other partnership interests (the “series C quarterly distribution”) in the amounts described herein. Through and including the quarter ending immediately prior to the series C coupon conversion quarter (as defined below) (such series C quarterly distribution, the “series C pre-conversion distribution”), the series C quarterly distribution on each outstanding series C preferred unit will be a number of series C PIK preferred units (as defined below) equal to the series C PIK payment amount (as defined below). In our general partner’s discretion, the series C pre-conversion distribution may instead be paid as an amount in cash equal to the series C distribution rate (as defined below) or in a combination of cash and series C PIK preferred units equal in value to the series C distribution rate. With respect to the series C coupon conversion quarter and all quarters thereafter, the series C quarterly distributions will be paid entirely in cash at the series C distribution rate (as defined below). If all or any portion of a series C quarterly distribution is to be paid in cash, then the aggregate amount of such cash to be distributed in respect of the series C preferred units outstanding will be paid out of available cash in the same priority as any cash distributions made to series A preferred unitholders, which will be made prior to any distributions to our general partner or common unitholders. To the extent that any portion of a series A quarterly distribution and series C quarterly distribution paid in cash with regard to any quarter exceeds the amount of available cash for such quarter, an amount of cash equal to the available cash for such quarter will be paid to the series C preferred unitholders and the series A preferred unitholders, pro rata, and the balance of such series C quarterly distribution will be unpaid and will become an arrearage (the “series C arrearage”) and accrue interest until paid in a future quarter.

The “series C coupon conversion quarter” is the earlier of (1) the quarter beginning July 1, 2017 and (2) the date on which common units are issued in respect of a conversion of the series C preferred units, which occurs at the election of the holders.

“Series C PIK preferred units” are the additional series C preferred units issued in kind as a distribution to holders of series C preferred units.

“Series C PIK payment amount” is the number of series C PIK preferred units equal to (i) the series C distribution rate (as defined below) divided by (ii) the series C adjusted issue price.

“Series C adjusted issue price” is an amount equal to (i) the series C issue price, divided by (ii) the series C conversion rate, which is currently approximately 1:1.

“Series C distribution amount” with respect to any particular quarter is the cash distribution amount for such quarter that each series C preferred unit would have received on an as-converted basis if it had been converted to common units immediately prior to the beginning of such quarter.

“Series C distribution rate” is the amount per quarter per series C preferred unit payable in arrears equal to the greater of (i) $0.4125 and (ii) the series C distribution amount.

Distributions of Available Cash from Operating Surplus Following Series A and Series C Quarterly Distributions

Exhibit 99.1

We will make distributions of available cash from operating surplus for any quarter, after paying the series A quarterly distribution and the series C quarterly distribution, and any series A arrearage, series A interest, series C arrearage or series C interest, in the following manner:

first, 98.676% to the common unitholders and 1.324% to our general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

second, 98.676% to the common unitholders and 1.324% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters; and

thereafter, in the manner described in “-General Partner Interest and Incentive Distribution Rights” below.

The preceding discussion is based on the assumptions that our general partner maintains its 1.324% general partner interest, that we do not issue additional classes of equity securities and that we do not pay distributions in respect of the series C preferred units in series C PIK preferred units.

General Partner Interest and Incentive Distribution Rights

Our partnership agreement provides that, after paying the series A quarterly distribution and the series C quarterly distribution, and any series A arrearage, series A interest, series C arrearage and series C interest, our general partner initially is entitled, with respect to its general partner interest, to 1.324% of all distributions that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us in order to maintain its 1.324% general partner interest if we issue additional units. Our general partner’s 1.324% interest, and the percentage of our cash distributions to which it is entitled from such 1.324% interest, will be proportionately reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us in order to maintain its 1.324% general partner interest. Our partnership agreement does not require that our general partner fund its capital contribution with cash. It may instead fund its capital contribution by the contribution to us of common units or other property.

Incentive distribution rights represent the right to receive 48.0% of quarterly distributions of available cash from operating surplus after payment of the series A quarterly distribution and the series C quarterly distribution, and any series A arrearage, series A interest, series C arrearage and series C interest. Our general partner holds 100% of our incentive distribution rights.

The following discussion assumes that our general partner maintains its 1.324% general partner interest and that there are no arrearages on common units.

If for any quarter:

•
we have distributed available cash from operating surplus on outstanding series A preferred units and series C preferred units in an amount equal to the series A quarterly distribution and the series C quarterly distribution, respectively;

Exhibit 99.1

•
we have distributed available cash from operating surplus on outstanding series A preferred units and series C preferred units in an amount necessary to eliminate any series A arrearage and series C arrearage, respectively, and series A interest and series C interest, respectively;

•	we have distributed available cash from operating surplus to the common unitholders until the common units have received an amount equal to the minimum quarterly distribution; and

•
we have distributed available cash from operating surplus on outstanding common units until the common units have received an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and our general partner in the following manner:

•	50.676% to the common unitholders, 1.324% to our general partner, and 48.0% to our general partner as the holder of our incentive distribution rights.

The preceding discussion is based on the assumption that our general partner maintains its 1.324% general partner interest, that we do not issue additional classes of equity securities and that we do not pay distributions in respect of the series A preferred units in series A PIK preferred units or the series C preferred units in series C PIK preferred units.

Percentage Allocations of Available Cash from Operating Surplus

The following table illustrates the percentage allocations of available cash from operating surplus after payment of the series A quarterly distribution, series C quarterly distribution, and any series A arrearage, series C arrearage, series A interest and series C interest, between the unitholders, our general partner, and the holders of our incentive distribution rights based on the minimum quarterly distribution amount as of the date hereof. The amounts set forth under “Marginal Percentage Interest in Distributions After Payment of the Series A and Series C Preferred Distribution” are the percentage interests of our general partner, incentive distribution right holders, series A preferred unitholders, series C preferred unitholders and common unitholders in any available cash from operating surplus we distribute in respect of the corresponding amount in the column “Total Quarterly Distribution Per Unit Amount.” The percentage interests shown for our general partner, incentive distribution right holders, series A preferred unitholders, series C preferred unitholders and common unitholders for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include its 1.324% general partner interest and assume that our general partner has contributed any additional capital necessary to maintain its 1.324% general partner interest. This table further assumes that (i) there are no arrearages on common units, (ii) there has been no conversion of the series A preferred units or the series C preferred units, and (iii) distributions are made prior to the series C coupon conversion quarter.

Exhibit 99.1

		Marginal Percentage Interest in Distributions After Payment of the Series A and Series C Preferred Distribution
	Total Quarterly Distribution Per Unit Amount	Common Unitholders	Series A Preferred Unitholder(1)	Series C Preferred Unitholder(2)	General Partner	Incentive Distribution Right Holders
Minimum Quarterly Distribution	0.4125	98.676%	—	—	1.324%	—
Thereafter	Above $0.4125	50.676%	—	—	1.324%	48.000%

(1)
Series A preferred units are, as of June 17, 2016, held by High Point Infrastructure Partners, LLC (“HPIP”) and Magnolia Infrastructure Partners, LLC (“Magnolia”). This table assumes payment of the pre-conversion distribution is not included in the calculation of the marginal percentage interest in distributions.

(2)
Series C preferred units are, as of June 17, 2016, held by Magnolia Infrastructure Holdings, LLC (“Magnolia Holdings”). This table assumes payment of the pre-conversion distribution is not included in the calculation of the marginal percentage interest in distributions.

Right to Reset Incentive Distribution Levels

The holders of a majority in interest of the incentive distribution rights have the right under our partnership agreement, without approval of our unitholders, to reset at a higher level the minimum quarterly distribution at any time when the general partner concurs that the partnership has made a distribution on common units exceeding 150% of the minimum quarterly distribution for each of the four consecutive fiscal quarters immediately preceding such time and the amount of each such distribution does not exceed the adjusted operating surplus for such quarter. The reset minimum quarterly distribution amount will be higher than the minimum quarterly distribution amount prior to the reset such that holders of our incentive distribution rights will not receive any incentive distributions until cash distributions per unit following this event increase as described below. We anticipate that holders of our incentive distribution rights would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made.

In connection with the resetting of the minimum quarterly distribution amount and the corresponding relinquishment by the holders of our incentive distribution rights based on the minimum quarterly distribution prior to the reset, the holders of our incentive distribution rights will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the “cash parity” value of the average cash distributions received by holders of our incentive distribution rights for the two quarters immediately preceding the reset event as compared to the average cash distributions per common unit during that two-quarter period. Our general partner will be issued the number of general partner units necessary to maintain our general partner’s interest in us immediately prior to the reset election.

The number of common units that holders of our incentive distribution rights would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount then in effect would be equal to the quotient determined by dividing (x) the average aggregate amount of cash distributions received by the holders of our incentive distribution rights in respect of their incentive distribution rights during the two consecutive fiscal quarters

Exhibit 99.1

ended immediately prior to the date of such reset election by (y) the average of the amount of cash distributed per common unit during each of these two quarters.

Following a reset election, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per common unit for the two fiscal quarters immediately preceding the reset election (which amount we refer to as the “reset minimum quarterly distribution”) such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

first, to the holders of series A preferred units and the series C preferred units, the series A quarterly distribution and the series C quarterly distribution, any series A arrearage and series C arrearage and any series A interest and series C interest, respectively;

second, 98.676% to the common unitholders, and 1.324% to our general partner, until we distribute for each outstanding common unit an amount equal to the reset minimum quarterly distribution for that quarter;

third, 98.676% to the common unitholders, and 1.324% to our general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the reset minimum quarterly distribution for the quarter; and

thereafter, 50.676% to the common unitholders, 1.324% to our general partner, and 48.0% to the holders of our incentive distribution rights.

The preceding discussion is based on the assumption that our general partner maintains its 1.324% general partner interest, that we do not issue additional classes of equity securities and that we do not pay distributions in respect of the series A preferred units in series A PIK preferred units or the series C preferred units in series C PIK preferred units.

The following table illustrates the percentage allocation of available cash from operating surplus after payment of the series A quarterly distribution and the series C quarterly distribution, any series A arrearage and series C arrearage, series A interest and series C interest, respectively, between the unitholders, our general partner and holders of our incentive distribution rights based on the minimum quarterly distribution amount as of the date hereof (i) pursuant to the cash distribution provisions of our partnership agreement currently in effect, as well as (ii) following a hypothetical reset of the minimum quarterly distribution based on the assumption that the average quarterly cash distribution amount per common unit during the two fiscal quarters immediately preceding the reset election was $0.65. This table assumes that (i) there are no arrearages on common units, (ii) there has been no conversion of the series A preferred units or the series C preferred units, and (iii) any distributions are made prior to the series C coupon conversion quarter.

Exhibit 99.1

			Marginal Percentage Interest in Distributions After Payment of the Series A and Series C Preferred Distribution
	Total Quarterly Distribution Per Unit Amount	Common Unitholders	Series A Preferred Unitholder(1)	Series C Preferred Unitholder (2)	General Partner	Incentive Distribution Right Holders	Quarterly Distributions per Unit Following Hypothetical Reset
Minimum Quarterly Distribution	0.4125	98.676%	—	—	1.324%	—	0.65
Thereafter	Above $0.4125	50.676%	—	—	1.324%	48.000%	Above $0.65

(1)
Series A preferred units are, as of June 17, 2016, held by HPIP and Magnolia. This table assumes payment of the pre-conversion distribution is not included in the calculation of the marginal percentage interest in distributions.

(2)
Series C preferred units are, as of June 17, 2016, held by Magnolia Holdings. This table assumes payment of the pre-conversion distribution is not included in the calculation of the marginal percentage interest in distributions.

The following table illustrates the total amount of available cash from operating surplus after payment of the series A quarterly distribution and series C quarterly distribution, any series A arrearage and series C arrearage, series A interest and series C interest, respectively, that would be distributed to the common, our general partner, and holders of our incentive distribution rights, based on an average of the amounts distributed each quarter for the two quarters immediately prior to the reset. The table assumes that immediately prior to the reset there would be 31,134,798 common units outstanding, 9,797,342 series A preferred units outstanding, 8,571,429 series C preferred units outstanding, our general partner has maintained its 1.324% general partner interest, and the average distribution to each common unit would be $0.65 for the two quarters prior to the reset. It further assumes that (i) there are no arrearages on common units, (ii) there has been no conversion of the series A preferred units, and (iii) any distributions are made prior to the series C coupon conversion quarter.

	Quarterly Distribution Per Unit Prior to Reset	Cash Distributions to Common Unitholders Prior to Reset	Cash Distributions to Series A Preferred Unitholders Prior to Reset	Cash Distributions to Series C Preferred Unitholders Prior to Reset	Cash Distribution to General Partner in Respect of General Partner Interest Prior to Reset	Cash Distributions in Respect of Incentive Distribution Rights Prior to Reset	Total Distributions Prior to Reset
Minimum Quarterly Distribution	Up to $0.4125	$12,843,104	$—	$—	$172,280	$—	$13,015,384
Thereafter	Above $0.4125	7,394,515	—	—	193,144	7,003,992	14,591,651
		$20,237,619	$—	$—	$365,424	$7,003,992	$27,607,035

Exhibit 99.1

(1)	Series A preferred units are, as of June 17, 2016, held by HPIP and Magnolia. This table does not include payment of the pre-conversion distribution.
(2)
Series C preferred units are, as of June 17, 2016, held by Magnolia Holdings. This table assumes payment of the pre-conversion distribution is not included in the calculation of the marginal percentage interest in distributions.

The following table illustrates the total amount of available cash from operating surplus after payment of the series A quarterly distribution and the series C quarterly distribution, any series A arrearage and series C arrearage, series A interest and series C interest, respectively, that would be distributed to the unitholders, our general partner, and holders of our incentive distribution rights, with respect to the quarter in which the reset occurs. The table reflects that, as a result of the reset, there would be 41,910,171 common units outstanding, 9,797,342 series A preferred units outstanding, 8,571,429 series C preferred units outstanding, our general partner’s 1.324% interest has been maintained, and the average distribution to each common unit would be $0.65. The number of common units to be issued to holders of our incentive distribution rights upon the reset was calculated by dividing (i) the average of the amounts received by the holders of our incentive distribution rights in respect of their incentive distribution rights for the two quarters prior to the reset as shown in the table above, or $7,003,992, by (ii) the average available cash distributed on each common unit for the two quarters prior to the reset as shown in the table above, or $0.65. This table assumes that (i) there are no arrearages on common units and (ii) there has been no conversion of the series A preferred units or series C preferred units.

	Quarterly Distribution Per Unit After Reset	Cash Distributions to Common Unitholders Other than Common Units issued to Holders of Incentive Distribution Rights After Reset	Cash Distribution in Respect of General Partner Interest After Reset	Cash Distributions to Series A Preferred Unitholders After Reset(1)	Cash Distributions to Series C Preferred Unitholders After Reset(2)	Cash Distributions in Respect of Incentive Distribution Rights After Reset	Cash Distributions on Common Units Issued to Holders of Incentive Distribution Rights in Connection with Reset	Total Distributions After Reset
Minimum Quarterly Distribution	Up to $0.65	$20,237,619	$365,424	$—	$—	$—	$7,003,992	$27,607,035
Thereafter	Above $0.65	—	—	—	—	—	—	—
		$20,237,619	$365,424	$—	$—	$—	$7,003,992	$27,607,035

(1)	Series A preferred units are, as of June 17, 2016, held by HPIP and Magnolia. This table does not include payment of the pre-conversion distribution.

(2)
Series C preferred units are, as of June 17, 2016, held by Magnolia Holdings. This table assumes payment of the pre-conversion distribution is not included in the calculation of the marginal percentage interest in distributions.

Holders of a majority in interest of our incentive distribution rights will be entitled to cause the minimum quarterly distribution amount to be reset on more than one occasion, provided that they may not make a reset election except at a time when we have made cash distributions to the holders of the common units in amounts exceeding 150% of the minimum quarterly distributions for the immediately preceding four consecutive fiscal quarters and the amount of each such distribution does not exceed the adjusted operating surplus for such quarter.

Exhibit 99.1

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made

We will make distributions of available cash from capital surplus, if any, in the following manner:

first, to the holders of series A preferred units and the series C preferred units, the series A quarterly distribution and the series C quarterly distribution, any series A arrearage and series C arrearage and series A interest and series C interest, respectively;

second, 98.676% to all unitholders, pro rata, and 1.324% to our general partner, until the minimum quarterly distribution has been reduced to zero, under a formula based on the ratio of the distribution to the fair market value of the common units immediately prior to the announcement of the distribution;

third, 98.676% to the common unitholders, and 1.324% to our general partner, until we distribute for each outstanding common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

thereafter, as if they were from operating surplus.

The preceding discussion is based on the assumptions that our general partner maintains its 1.324% general partner interest, that we do not issue additional classes of equity securities and that we do not pay distributions in respect of the series A preferred units in series A PIK preferred units or the series C preferred units in series C PIK preferred units.

Because distributions of capital surplus will reduce the minimum quarterly distribution after any of these distributions are made, it may be easier for our general partner to receive incentive distributions.

Adjustment to the Minimum Quarterly Distribution

In addition to adjusting the minimum quarterly distribution to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust the minimum quarterly distribution and the number of general partner units comprising the general partner interest.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution would be reduced to 50% of its initial level. We will not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, our partnership agreement specifies that the minimum quarterly distribution for each quarter may be reduced by multiplying the applicable minimum quarterly distribution by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for that quarter plus our general partner’s estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or

Exhibit 99.1

interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

General

If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. Next, we will distribute proceeds to the holder of series A preferred units and series C preferred units, prior and in preference to any distribution of assets to our general partner and common unitholders, the positive value in such series A unitholder’s or series C preferred unitholder’s capital account in respect of its series A preferred units or series C preferred units, as applicable. We will distribute any remaining proceeds to the common unitholders and our general partner in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

Manner of Adjustments for Gain

The manner of the adjustment for gain is set forth in our partnership agreement. We will generally allocate any gain to our partners in the following manner:

first, to our general partner to the extent of the negative balance in its capital account, if any;

second, to the holders of series A preferred units and the series C preferred units, pro rata, until the capital account in respect of each outstanding series A preferred unit and series C preferred unit is equal to the series A liquidation value of such series A preferred unit and the series C liquidation value of such series C preferred unit, respectively, as defined in our partnership agreement;

third, 98.676% to the common unitholders, and 1.324% to our general partner, until the capital account for each common unit is equal to the sum of: (1) the unrecovered initial unit price (i.e., the initial public offering price less any distributions of capital surplus per unit); (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs with respect to such common unit for such quarter, reduced by any distribution of the minimum quarterly distribution with respect to such common unit; and (3) any unpaid arrearages in payment of the minimum quarterly distribution;

thereafter, 50.676% to all unitholders (including holders of series A preferred units and series C preferred units), pro rata, 1.324% to our general partner and 48% to the holders of our incentive distribution rights.

The percentages set forth above are based on the assumption that our general partner has not transferred its incentive distribution rights, that we do not issue additional classes of equity securities and that we do not pay distributions in respect of the series A preferred units in series A PIK preferred units or the series C preferred units in series C PIK preferred units.

Exhibit 99.1

Manner of Adjustments for Losses

We will generally allocate any loss to our general partner and unitholders in the following manner:

first, 98.676% to the holders of common units in proportion to the positive balances in their capital accounts and 1.324% to our general partner, until the capital accounts of the common unitholders have been reduced to zero;

second, 98.676% to all unitholders (including holders of series A preferred units and the series C preferred units), pro rata, and 1.324% to our general partner, provided that such loss shall not be allocated in this manner to the extent such allocation would cause any unitholder to have a deficit balance in its adjusted capital account;

third, to the holders of series A preferred units and series C preferred units, pro rata, until the capital accounts of the series A preferred unitholders and the series C preferred unitholders have been reduced to zero, respectively; and

thereafter, 100.0% to our general partner.

Adjustments to Capital Accounts

Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we generally allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the partners’ capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made. In contrast to the allocations of gain, and except as provided above, we generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders and our general partner based on their respective percentage ownership of us.

Exhibit 99.1

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere:

with regard to distributions of available cash, please read “Our Cash Distribution Policy;”

with regard to the transfer of common units, please read “Description of the Common Units-Transfer of Common Units;” and

with regard to allocations of taxable income and taxable loss, please read “Material U.S. Federal Income Tax Consequences.”

Organization and Duration

We were organized in August 2009 and have a perpetual existence.

Purpose

Our purpose under our partnership agreement is limited to any business activities that are approved by our general partner and in any event that lawfully may be conducted by a limited partnership organized under Delaware law; provided that our general partner may not cause us to engage, directly or indirectly, in any business activity that our general partner determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner has the power to cause us, our operating company and its subsidiaries to engage in activities other than the business of gathering, compressing, treating and transporting natural gas, fractionating NGLs, gathering and transporting crude oil, and storing specialty chemical and petroleum products, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Cash Distributions

Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units, series A preferred units, series C preferred units, incentive distribution rights and other partnership securities as well as to our general partner in respect of its general partner interest and incentive distribution rights. For a description of these cash distribution provisions, please read “Our Cash Distribution Policy.”

Exhibit 99.1

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “-Limited Liability.”

For a discussion of our general partner’s right to contribute capital to maintain its 1.324% general partner interest if we issue additional units, please read “-Issuance of Additional Securities.”

Voting Rights

The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that require the approval of a “unit majority” require the approval of a majority of the outstanding common units and, to the extent there are any outstanding, series A preferred units and series C preferred units, voting together with the common units as a single class on an as converted basis. Except as provided in our partnership agreement, the outstanding series A preferred units and series C preferred units will have voting rights identical to the voting rights of the common units and will vote with the common units as a single class, so that each outstanding series A preferred unit or series C preferred unit will be entitled to one vote for each common unit into which such series A preferred unit or series C preferred unit is then convertible on each matter with respect to which each common unit is entitled to vote. In addition, (i) the affirmative vote of a majority of the outstanding series A preferred units, voting separately as a class on a basis of one vote per series A preferred unit, will be necessary to approve any matter, or to take any action (including entry into a merger, consolidation or business combination), that adversely affects any of the rights, preferences and privileges of the series A preferred units or amends or modifies any terms of the series A preferred units, subject to certain limitations and exceptions as set forth in the partnership agreement, and (ii) the affirmative vote of a majority of the outstanding series C preferred units, voting separately as a class on a basis of one vote per series C preferred unit, will be necessary to approve any matter, or to take any action (including entry into a merger, consolidation or business combination), that adversely affects any of the rights, preferences and privileges of the series C preferred units or amends or modifies any terms of the series C preferred units, subject to certain limitations and exceptions as set forth in the partnership agreement

In voting their common units, series A preferred units and series C preferred units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or our limited partners, including any duty to act in good faith or in the best interests of us and our limited partners.

Exhibit 99.1

Issuance of additional units	No approval right.

Amendment of our partnership agreement
Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “-Amendment of Our Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read “-Merger, Sale or Other Disposition of Assets.”

Dissolution of our partnership	Unit majority. Please read “-Termination and Dissolution.”

Continuation of our business upon dissolution	Unit majority. Please read “-Termination and Dissolution.”

Withdrawal of our general partner
Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to June 30, 2021 in a manner that would cause a dissolution of our partnership. Please read “-Withdrawal or Removal of Our General Partner.”

Removal of our general partner
Not less than 662/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates, and prior to August 9, 2018, so long as the holders of incentive distribution rights as of the date of our partnership agreement, together with their affiliates, continue to own a majority of the incentive distribution rights, the holders of a majority of the incentive distribution rights. Please read “-Withdrawal or Removal of Our General Partner.”

Transfer of our general partner interest
Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger, consolidation or conversion with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the outstanding common units, series A preferred units and series C preferred units, excluding common units, series A preferred units and series C preferred units, held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to June 30, 2020. Please read “-Transfer of General Partner Interest.”

Transfer of incentive distribution rights	No approval right. Please read “-Transfer of Preferred Units and Incentive Distribution Rights.”

Transfer of ownership interests in our general partner	No approval required at any time. Please read “-Transfer of Ownership Interests in Our General Partner.”

Limited Liability

Exhibit 99.1

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), and that it otherwise acts in conformity with the provisions of our partnership agreement, its liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital it is obligated to contribute to us for its common units plus its share of any undistributed profits and assets. If it were determined, however, that the right of, or exercise of the right by, the limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that a limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for such a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. Under the Delaware Act, upon the winding up of a limited partnership, assets are distributed first to creditors in respect of the liabilities of the limited partnership (other than liabilities for which reasonable provision has been made by the partnership and liabilities for distributions to partners and former partners), second (unless the partnership agreement provides otherwise) to partners and former partners in satisfaction of liabilities for distributions under the Delaware Act, and finally (unless the partnership agreement provides otherwise) to partners, first for the return of their contributions and second respecting their partnership interests, in the proportions in which the partners share distributions. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act including, but not limited to, a distribution paid in connection with a winding up of the Partnership in violation of the Delaware Act, will be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the partnership agreement.

Our subsidiaries conduct business primarily in multiple states and we may have subsidiaries that conduct business in additional states in the future. Maintenance of our limited liability as a member of our operating company may require compliance with legal requirements in the jurisdictions in which our operating company conducts business, including qualifying our subsidiaries to do business there.

Exhibit 99.1

Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions determined by our general partner without the approval of our limited partners; provided, however, that we may not issue additional series A preferred units or series C preferred units or any securities that have substantially the same or superior rights and obligations as the series A preferred units or the series C preferred units without the affirmative vote of a majority of the series A preferred units and the series C preferred units, respectively, voting separately as a class on one vote per series A preferred unit and one vote per series C preferred unit basis.

It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership securities may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional subordinated units or other partnership securities that, as determined by our general partner, may have rights to distributions or special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit our subsidiaries from issuing equity securities, which may effectively rank senior to the common units.

Upon issuance of additional partnership securities, our general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its 1.324% general partner interest in us. Our general partner’s 1.324% interest in us will be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 1.324% general partner interest. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common and subordinated units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights under our partnership agreement to acquire additional common units or other partnership securities.

Amendment of Our Partnership Agreement

Exhibit 99.1

General

Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or our limited partners, including any duty to act in good faith or in the best interests of us or our limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority. In addition, any amendment that (i) adversely affects any of the rights, preferences and privileges of the series A preferred units, or amends or modifies any of the terms of the series A preferred units, must be approved by the affirmative vote of a majority of the series A preferred units, voting separately as a class based on one vote per series A preferred unit or (ii) adversely affects any of the rights, preferences and privileges of the series C preferred units, or amends or modifies any of the terms of the series C preferred units, must be approved by the affirmative vote of a majority of the series C preferred units, voting separately as a class based on one vote per series C preferred unit.

Prohibited Amendments

No amendment may be made that would:

•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•
enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld at its option.

The provision of our partnership agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90.0% of the outstanding units, voting as a single class (including units owned by our general partner and its affiliates). As of June 17, 2016, affiliates of our general partner owned approximately 42% of the outstanding common units, series A preferred units and series C preferred units, on an as converted to common units basis.

No Unitholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

•	a change in our name, the location of our principal place of business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

Exhibit 99.1

•
a change that our general partner determines to be necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we, our operating company, nor its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•	a change in our fiscal year or taxable period and related changes;

•
an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents, or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated, or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•
any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by our partnership agreement;

•
mergers with, conveyances to or conversions into another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conveyance or conversion other than those it receives by way of the merger, conveyance or conversion; or

•	any other amendments substantially similar to any of the matters described above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if our general partner determines that those amendments:

•	do not adversely affect in any material respect the limited partners considered as a whole or any particular class of partnership interests as compared to other classes of partnership interests;

•
are necessary or appropriate to satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•
are necessary or appropriate to facilitate the trading of units or to comply with any rule, regulation, guideline, or requirement of any securities exchange on which the units are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

Exhibit 99.1

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Limited Partner Approval

Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes in connection with any of the amendments described above under “-No Unitholder Approval.” No other amendments to our partnership agreement will become effective without the approval of holders of at least 90.0% of the outstanding units voting as a single class unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or our limited partners.

In addition, our partnership agreement generally prohibits our general partner, without the prior approvals of (i) the holders of a unit majority, (ii) a majority of the series A preferred units, voting separately as a class on one vote per series A preferred unit basis, and (iii) a majority of the series C preferred units, voting separately as a class on one vote per series C preferred unit basis, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our and our subsidiaries’ assets in a single transaction or a series of related transactions, including by way of merger, consolidation, other combination or sale of ownership interests of our subsidiaries.

Our general partner may, however, convert or merge the partnership into a new limited liability entity without the prior approval of our unitholders if the sole purpose of such merger or conversion is to effect a change in legal form of the partnership, our general partner has received an opinion of counsel regarding limited liability and tax matters, and the general partner determines that the governing instruments of the new entity provide the limited partners and the general partner with substantially the same rights and obligations as the partnership agreement. Additionally, our general partner may consummate any merger or consolidation without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of the limited partners), each of our units will be an identical unit of our partnership following the transaction and the partnership securities to be issued do not exceed 20.0% of our outstanding partnership securities immediately prior to the transaction. Our general partner may also mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of our and our subsidiaries’ assets without the approval of our unitholders. Our general partner may also sell all or substantially all of our and our

Exhibit 99.1

subsidiaries’ assets under a foreclosure or other realization upon those encumbrances without the approval of our unitholders.

Our unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a merger, consolidation or conversion, a sale of substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

•
the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following the approval and admission of a successor general partner;

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	the entry of a decree of judicial dissolution of our partnership; or

•	there being no limited partners, unless we are continued without dissolution in accordance with the Delaware Act.

Upon a dissolution under the first clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement and appoint as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•
neither we nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in “Our Cash Distribution Policy - Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time if it determines that an immediate sale or distribution would be impractical or would cause undue loss to our partners. The liquidator may distribute our assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of Our General Partner

Exhibit 99.1

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to June 30, 2021 without obtaining the approval of the holders of at least a majority of the outstanding common units, series A preferred units, and series C preferred units voting as a single class and excluding common units, series A preferred units, and series C preferred units held by the general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2021, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving at least 90 days’ advance notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50.0% of the outstanding common units are held or controlled by one person and its affiliates, other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest and incentive distribution rights in us without the approval of the unitholders. Please read “-Transfer of General Partner Interest” and “-Transfer of Preferred Units and Incentive Distribution Rights.”

In addition, our general partner will be deemed to have withdrawn upon the occurrence of certain events specified in the partnership agreement, including:

• the general partner transfers all of its general partnership interest to another party pursuant to the terms of the partnership agreement;

•    the general partner makes a general assignment for benefit of creditors, files a voluntary bankruptcy petition, files a petition or answer seeking for itself a liquidation, dissolution or similar relief under any law, or seeks, consents or acquiesces in the appointment of a trustee, receiver or liquidator of the general partner or any substantial part of its properties; or

• the general partner is dissolved, terminated, wound-up or otherwise ceases its legal existence.

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read “-Termination and Dissolution.”

Our general partner may not be removed unless that removal is approved by either (a) the vote of the holders of not less than 662/3% of all outstanding units, voting together as a single class, including units held by our general partner and its affiliates, or (b) prior to August 9, 2018, so long as the holders of the incentive distribution rights as of the date of our partnership agreement, together with their affiliates, continue to own a majority of the incentive distribution rights, the holders of a majority of the incentive distribution rights, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of (x) the holders of a majority of the outstanding common units, series A preferred units and series C preferred units voting as a single class and including units held by our general partner and its affiliates, and (y) prior to August 9, 2018, so long as the holders of the incentive distribution rights as of the date of our partnership agreement, together with their affiliates, continue to own a majority of the incentive distribution rights, the holders of a majority of the incentive distribution rights. The ownership of more than 332/3% of the outstanding common units,

Exhibit 99.1

series A preferred units and series C preferred units and a majority of the incentive distribution rights by our general partner and its affiliates gives them the ability to prevent our general partner’s removal. As of June 17, 2016, affiliates of our general partner owned approximately 42% of the aggregate outstanding common units, series A preferred units and series C preferred units, on an as converted to common units basis, and our general partner and its affiliates owns 100% of the outstanding incentive distribution rights.

Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

• any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•    our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of the interests at the time.

In the event of removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for their fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due to it, including, without limitation, all employee-related liabilities, including severance liabilities, incurred in connection with the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

Except for transfer by our general partner of all, but not less than all, of its general partner interest to:

•	an affiliate of our general partner (other than an individual); or

Exhibit 99.1

•
another entity as part of the merger, consolidation or conversion of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any of its general partner interest to another person prior to June 30, 2020 without the approval of the holders of at least a majority of the outstanding common units, series A preferred units and series C preferred units voting as a single class and excluding common units, series A preferred units and series C preferred units held by our general partner and its affiliates. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

Our general partner and its affiliates may, at any time, transfer common units, series A preferred units or series C preferred units to one or more persons, without unitholder approval.

Transfer of Ownership Interests in Our General Partner

At any time, the owners of our general partner may sell or transfer all or part of their ownership interests in our general partner to an affiliate or a third party without the approval of our unitholders.

Transfer of Preferred Units and Incentive Distribution Rights

By transfer of units, incentive distribution rights or other limited partnership interests in accordance with our partnership agreement, each transferee of such a limited partnership interest will be admitted as a limited partner with respect to the limited partnership interest transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically becomes bound by the terms and conditions of our partnership agreement; and

•
gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements we entered into in connection with our formation and the initial public offering.

We may, at our discretion, treat the nominee holder of units or incentive distribution rights as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Units and incentive distribution rights are securities and any transfers are subject to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner for the transferred units or incentive distribution rights.

Until a unit or incentive distribution right has been transferred on our books, we and the transfer agent may treat the record holder of the unit or right as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Exhibit 99.1

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner or otherwise change our management. If any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20.0% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units directly from our general partner or its affiliates or any transferee of that person or group that is approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors of our general partner.

Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

• any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•    our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of the interests at the time.

Limited Call Right

If at any time our general partner and its affiliates own more than 80.0% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10, but not more than 60, days’ notice. The purchase price in the event of this purchase is the greater of:

•    the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

• the average of the daily closing prices of the partnership securities of such class for the 20 consecutive trading days preceding the date three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material U.S. Federal Income Tax Consequences-Disposition of Common Units.”

Exhibit 99.1

Limited Series A Preferred Unit Conversion Right, Redemption Right and Anti-Dilution Right

The series A preferred units are convertible in whole or in part into common units at the holder’s election at any time after January 1, 2014. As of June 17, 2016, each series A preferred unit was convertible into approximately 1.1 common units. The conversion rate is subject to adjustment as described in the partnership agreement to account for additional issuances, distributions, combinations, subdivisions and reclassifications of our securities.

Prior to the consummation of any recapitalization, reorganization, consolidation, merger, spin-off or other business combination in which the holders of common units are to receive securities, cash or other assets (a “Partnership Event”), we are obligated to make an irrevocable written offer, subject to consummating such transaction, to the holders of series A preferred units to redeem all (but not less than all) of the series A preferred units for a price per series A preferred unit payable in cash equal to the greater of (i) the sum of $17.50 (subject to customary anti-dilution adjustments, which, as of June 17, 2016, has resulted in the series A adjusted issue price being $15.92) and all accrued and accumulated but unpaid distributions for each series A preferred unit; and (ii) an amount equal to the product of (A) the number of common units into which each series A preferred unit is then convertible, and (B) the sum of the cash consideration per common unit to be paid to the holders of common units in connection with such transaction, plus the fair market value per common unit of the securities or other assets to be distributed to the holders of the common units in connection with such transaction. Upon receipt of a redemption offer, each holder of series A preferred units may elect to receive the cash amount or a preferred security issued by the person surviving or resulting from the Partnership Event and containing provisions substantially equivalent to the provisions set forth in the partnership agreement with respect to the series A preferred units without material abridgement.

In the event that we issue, sell or grant any common units or securities convertible into common units at an indicative per common unit price that is less than $17.50 (subject to customary anti-dilution adjustments, which, as of June 17, 2016, has resulted in the series A adjusted issue price being $15.92), then the conversion rate will be adjusted according to a formula to provide for an increase in the number of common units into which series A preferred units are convertible.

Limited Series C Preferred Unit Conversion Right, Redemption Right and Anti-Dilution Right

The series C preferred units are convertible in whole or in part into common units at the holder’s election at any time after January 1, 2017. As of June 17, 2016, each series C preferred unit was convertible into approximately 1.0 common unit. The conversion rate is subject to adjustment as described in the partnership agreement to account for additional issuances, distributions, combinations, subdivisions and reclassifications of our securities.

Prior to the consummation of a Partnership Event, we are obligated to make an irrevocable written offer, subject to consummating such transaction, to the holders of series C preferred units to redeem all (but not less than all) of the series C preferred units for a price per series C preferred unit payable in cash equal to the greater of (i) the sum of $14.00 (subject to customary anti-dilution adjustments, which, as of June 17, 2016, has resulted in the series A adjusted issue price being $13.99) and all accrued and accumulated but unpaid distributions for each series C preferred unit; and (ii) an amount equal to the product of (A) the number of common units into which each series C preferred unit is then convertible, and (B) the sum of the cash consideration per common unit to be paid to the holders of common units in connection with such transaction, plus the fair market value per common unit of the securities or other assets to be distributed to the holders of the common units in connection with such transaction. Upon receipt of a redemption offer, each holder of series C preferred units may elect to receive the cash amount or a preferred security issued by the person

Exhibit 99.1

surviving or resulting from the Partnership Event and containing provisions substantially equivalent to the provisions set forth in the partnership agreement with respect to the series C preferred units without material abridgement.

In the event that we issue, sell or grant any common units or securities convertible into common units at an indicative per common unit price that is less than $14.00 per unit (subject to customary anti-dilution adjustments, which, as of June 17, 2016 has resulted in the series A adjusted issue price being $13.99), then the conversion rate will be adjusted according to a formula to provide for an increase in the number of common units into which series C preferred units are convertible.

Meetings; Voting

Except as described below regarding a person or group owning 20.0% or more of any class of units then outstanding, unitholders who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20.0% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to its percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “-Issuance of Additional Securities.” However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates or any person or group who acquires the units with the prior approval of the board of directors of our general partner, acquires, in the aggregate, beneficial ownership of 20.0% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum, or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Except as described above under “-Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.

Exhibit 99.1

Non-Citizen Assignees; Non-Taxpaying Assignees; Redemption

To avoid any adverse effect on the maximum applicable rates chargeable to customers by us under Federal Energy Regulatory Commission regulations, or in order to reverse an adverse determination that has occurred regarding such maximum applicable rate, our partnership agreement provides our general partner the power to amend the agreement. If our general partner, with the advice of counsel, determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our limited partners, has, or is reasonably likely to have, a material adverse effect on the maximum applicable rates chargeable to customers by us, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

• obtain proof of the U.S. federal income tax status of our member (and their owners, to the extent relevant); and

•    permit us to redeem the units held by any person whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates or who fails to comply with the procedures instituted by our general partner to obtain proof of the U.S. federal income tax status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

A non-taxpaying assignee will not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Indemnification

Under our partnership agreement, we will indemnify the following persons, in most circumstances, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

• our general partner;

• any departing general partner;

• any person who is or was an affiliate of our general partner or any departing general partner;

•    any person who is or was a member, manager, partner, director, officer, fiduciary or trustee of our partnership, our subsidiaries, our general partner, any departing general partner or any of their affiliates;

• any person who is or was serving at the request of the general partner or any departing general partner as an officer, director, member, manager, partner, fiduciary or trustee of another person; and

Exhibit 99.1

• any person designated by our general partner.

However, we will not provide indemnification if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the indemnitee is seeking indemnification, the indemnitee acted in bad faith or engaged in fraud or willful misconduct, or, in the case of a criminal matter, acted with knowledge that the indemnitee’s conduct was unlawful. In addition, we will, to the fullest extent permitted by law, advance expenses (including legal fees and expenses) incurred by an indemnitee in defending any claim, demand, action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnitee to repay such amount if it is ultimately determined that the indemnitee was not entitled to indemnification pursuant to the partnership agreement.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep or cause to be kept appropriate books and records of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For fiscal and tax reporting purposes, we use the calendar year.

We will furnish or make available (by posting on our website or other reasonable means) to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants, including a balance sheet and statements of operations, and our equity and cash flows. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

As soon as practicable, but in no event later than 90 days after the close of each quarter except the last quarter of each fiscal year, our general partner will mail or make available to each record holder of a unit a report containing our unaudited financial statements and such other information as may be required by applicable law, regulation or rule. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in

Exhibit 99.1

determining its federal and state tax liability and filing its federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to its interest as a limited partner, upon reasonable demand and at its own expense, have furnished to him:

•	a current list of the name and last known business, residence or mailing address of each record holder;

•	copies of our partnership agreement, the certificate of limited partnership of the partnership, related amendments, and powers of attorney under which they have been executed;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, series A preferred units, series C preferred units, or other partnership securities proposed to be sold by our general partner or any of its affiliates, other than individuals, or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years and for so long thereafter as is required for the holder to sell its partnership securities following any withdrawal or removal of American Midstream GP, LLC as our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.